                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-91156 of PETsMART, Inc. of our report dated March 12, 2002 (except for Note 19, as to which the date is June 24, 2002), appearing in the Prospectus, which is part of such Registration Statement, and to the incorporation by reference in such Registration Statement of our reports dated March 12, 2002 (except for Note 19, as to which the date is June 24, 2002) and March 12, 2002 related to the consolidated financial statement schedule included on page 27 appearing in the Current Report on Form 8-K/A (dated July 18, 2002).


We also consent to the reference to us under the headings "Experts" in such Prospectus.




/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP



Phoenix, Arizona
July 18, 2002